Shiloh Industries Reports Fourth Quarter and Fiscal 2006 Results and Declares Special Dividend of $2.50 Per Share

VALLEY CITY, OH -- 12/21/2006 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today announced results for the fourth quarter and fiscal year ended October 31, 2006.

Sales for the fourth quarter ended October 31, 2006 were $157.9 million compared to $176.9 million reported in the fourth quarter of fiscal 2005, a decrease of $19.0 million or 10.7%. The fourth quarter sales decrease that the Company experienced was consistent with the production unit decrease experienced by the automotive industry for which the Company supplies parts. According to industry statistics, production of cars and light trucks declined 10.5% in the fourth quarter and production of the traditional domestic manufacturers, the Company's largest customers, declined 15.4%.

The net loss, for the fourth quarter of fiscal 2006 was $(6.0) million, or $(0.38) per share, diluted. During the fourth quarter, the Company recorded special items that reduced net income by $7.1 million, or $0.43 per share, diluted. Net income, excluding special items was $1.1 million, or $0.06 per share, diluted, for the fourth quarter, compared to net income of $8.1 million, or $0.49 per share, diluted, for the prior year fourth quarter.

Sales for the fiscal year ended October 31, 2006 were $620.4 million, a decrease of $14.2 million, or 2.2% from sales of $634.6 million for fiscal 2005. For fiscal 2006, North American car and light truck production declined 1.9% and the production of the traditional domestic manufacturers declined 5.1%.

Net income for fiscal 2006, was $7.1 million, or $0.43 per share, diluted and, excluding special items, $14.2 million, or $0.86 per share.

For the fourth quarter of fiscal 2006, the Company reported an operating loss of $(7.2) million including special items, and operating income of $4.4 million excluding special items, which compares to $14.4 million in the fourth quarter of fiscal 2005, a decrease of $10.0 million. For fiscal 2006, operating income was $15.9 million including special items, and $27.4 million excluding special items, which is $15.3 million less than fiscal 2005's $42.7 million. For the fourth quarter and fiscal year 2006, operating income declined because of the lower vehicle builds, increased material content of the parts that the Company produces and costs associated with new program launches for Nissan, DaimlerChrysler and General Motors.

In commenting on the fourth quarter and fiscal 2006 results, Theodore K. Zampetis, President and CEO, said, "Our fiscal year 2006 has been challenging with industry related decreases in production and Shiloh's preparation and launch of several new vehicle programs, some of which have had delays in start-up. As anticipated, the announced production cutbacks and program launch delays have had a significant impact on sales and operating results for the fourth quarter and fiscal year as the Company incurred costs related to the launches of new programs without the expected related revenues. Operationally, we continue to adjust costs to align with anticipated customer requirements and we are nearing completion of the new program launches.

"In response to the volume reductions experienced in the quarter and anticipated going forward for our industry, we are executing a capacity rationalization program to improve our capital and operational efficiencies. We have also either resolved or provided for several aged legal contingencies, which required accounting recognition during the quarter. For those items that have not been finalized, we will continue our efforts to negate the financial impact of such contingencies.

"During the fiscal year," Mr. Zampetis continued, "Shiloh reinvested approximately $20 million in capital to support existing and new customer programs and improve operational efficiency. At the same time, we were able to reduce total debt by $18 million during the year, to a new balance of $85 million, the Company's lowest debt level in ten years.

"I am also pleased to report our Board of Directors decision to declare a special dividend of $2.50 per share to our shareholders in recognition of the Company's improved financial ratios over the last five years.

"Our focus into 2007 remains on product quality, cost, delivery and service. We are continuing to monitor our customers' production schedules closely so that we can contain expenses. We are also maintaining our focus on working capital management in order to optimize our cash flow generation for future investments, continued debt reduction and profitable growth opportunities."

Special items recorded in the fourth quarter of fiscal 2006 included restructuring and asset impairment expenses related to a plan to improve capital asset utilization and operational efficiency, pension curtailment expenses related to the freezing of benefits of the Company's cash balance pension plan, which was replaced with enhanced benefits associated with a defined contribution plan, and the accruals and/or settlements of several contingencies. The Company also established a valuation allowance of $0.2 million, or $0.01 per share, diluted, for deferred tax assets at its Mexican subsidiary because of this subsidiary's operating loss. The provision for income tax for fiscal 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted, related to tax credits in the State of Ohio, and the provision for income tax for fiscal 2005 also included income tax benefits related to several tax issues that were resolved and reported during the second and third quarters of fiscal 2005, increasing net income by $5.6 million or $0.34 per share, diluted. (See the Appendix at the end of this press release for a detailed explanation of the special items for the fourth quarter of fiscal 2006, a reconciliation of net income, excluding special items, to net income, and a reconciliation of operating income, excluding special items, to operating income.)

Net income, excluding special items, and operating income, excluding special items, discussed in this release are each non-GAAP measures. The Company believes that they are a useful measure to provide investors because they exclude those items that the Company does not consider to be indicative of earnings from ongoing operating activities.

In other matters, the Board of Directors on December 20, 2006 declared a special dividend of $2.50 per share payable on January 19, 2007 to shareholders of record as of January 5, 2007.

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,970.

A conference call to discuss fourth quarter and year-end 2006 results will be held on December 21, 2006, at 10:00 a.m. (ET). To listen to the conference call, dial 800-418-6860 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                   SHILOH INDUSTRIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Unaudited)
            (Amounts in thousands, except per share)

                                 Three months ended        Year ended
                                    October 31,           October 31,
                                  2006       2005       2006       2005
                                ---------  ---------- ---------- ---------
Revenues                        $ 157,892  $  176,854 $  620,375 $ 634,579
Cost of sales(1)                  147,704     152,922    562,118   554,732
                                ---------  ---------- ---------- ---------
    Gross profit                   10,188      23,932     58,257    79,847
Selling, general and
 administrative expenses(2)        12,658       9,354     37,669    35,588
Asset impairment charges            3,072         153      3,072     1,586
Restructuring charges               1,625           -      1,625         -
                                ---------  ---------- ---------- ---------
    Operating income (loss)        (7,167)     14,425     15,891    42,673
Interest expense                    1,549       1,684      6,083     8,010
Interest income                         7          28         45       145
Other income (expense), net            10         478        389       (83)
                                ---------  ---------- ---------- ---------
    Income before income taxes     (8,699)     13,247     10,242    34,725
Provision (benefit) for income
 taxes                             (2,680)      5,194      3,124     7,973
                                ---------  ---------- ---------- ---------
    Net income (loss)           $ (6,019) $    8,053 $    7,118 $  26,752
                                =========  ========== ========== =========

Earnings per share:
    Basic earnings per share
     available to common
     stockholders               $  (0.38) $     0.50 $     0.44 $    1.69
                                =========  ========== ========== =========
    Basic weighted average
     number of common shares       16,269      15,943     16,078    15,915
                                =========  ========== ========== =========

    Diluted earnings per share
     available to common
     stockholders               $  (0.38) $     0.49 $     0.43 $    1.64
                                =========  ========== ========== =========
    Diluted weighted average
     number of common shares       16,269      16,438     16,429    16,421
                                =========  ========== ========== =========

(1)  Included in cost of sales are special items of $3,067.   See Appendix
     attached for an explanation of Fourth Quarter and Fiscal 2006 Special
     Items.

(2)  Included in selling, general and administrative expenses are special items of $3,777.  See Appendix attached for an explanation of Fourth
     Quarter and Fiscal 2006 Special Items.

Appendix

                      Fourth Quarter and Fiscal 2006
   Reconciliation of Operating Income (Loss) to Operating Income Excluding
                              Special Items
              (Amounts in thousands, except per share data)

                                          Fourth Quarter     Fiscal Year
                                               2006             2006
                                          ---------------  ----------------

Operating Income (Loss)                   $        (7,167) $         15,891

Special Items
  Restructuring and Asset Impairment                4,697             4,697
  Pension Plan Curtailment                            552               552
  Accruals and/or Settlement of
   Contingencies                                    6,292             6,292

                                          ---------------  ----------------
    Total Special Items                            11,541            11,541

Operating Income Excluding Special Items  $         4,374  $         27,432
                                          ===============  ================

                      Fourth Quarter and Fiscal 2006
 Reconciliation of Net Income (Loss) to Net Income Excluding Special Items
              (Amounts in thousands, except per share data)

                    Fourth Quarter 2006             Fiscal Year 2006
                ----------------------------- -----------------------------
                Pre-Tax   After-Tax Per Share  Pre-Tax  After-Tax Per Share
                --------- --------  --------  --------- --------- ---------
Net Income
 (Loss)                   $ (6,019) $  (0.38)           $   7,118 $    0.43

Special Items
  Restructuring
   and Asset
   Impairment   $   4,697    2,889      0.18  $   4,697     2,889      0.18
  Pension Plan
   Curtailment        552      339      0.02        552       339      0.02
  Accruals
   and/or
   Settlement
   of
   Contingencies    6,292    3,870      0.24      6,292     3,870      0.24
                --------- --------  --------  --------- --------- ---------
    Total
     Special
     Items      $  11,541    7,098      0.44  $  11,541     7,098      0.43
                =========                     =========

Net Income
 Excluding
 Special Items            $  1,079  $   0.06            $  14,215 $    0.86
                          ========  ========            ========= =========
Detailed Explanation of Fourth Quarter and Fiscal 2006 Special Items

(Amounts in thousands, except per share data)

Restructuring and asset impairment expenses

These expenses relate to the impairment and write-down of the Company's Cleveland Stamping facility. Major programs of two customers conclude in fiscal 2007 with no follow-on work pending. Asset impairment and estimated restructuring costs are $4,697 pre-tax, $2,889 after-tax.

Pension curtailment expense related to freezing of the benefits of the Company's cash balance pension plan

This plan covers all non-bargaining employees of the Company and the Board of Directors approved this action upon management's recommendation. The curtailment expense is $552 pre-tax, $339 after-tax. Of this amount, $408 is included in cost of sales and $144 is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Accruals and/or settlements of several contingencies

A lawsuit alleging damages for unfulfilled equipment purchase commitments entered in 2001 was decided against the Company in September 2006. The Company has appealed this decision but accrued $2,726 pre-tax, $1,676 after-tax. The provision for this accrual is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

A dispute between the Company and the Ohio Tax Commissioner concerning the valuation of assets that the Company acquired in 1999 was appealed to the Ohio Board of Tax Appeals. In July 2006, the Board ruled in favor of the Ohio Tax Commissioner. While the Company has appealed this decision to the Ohio Supreme Court, the Company carefully considered the probable outcome and accrued $2,324 pre-tax, $1,429 after-tax. The provision for this accrual is included in cost of sales in the accompanying condensed consolidated statements of operations.

The Company's assertion of an offset agreement with a bankrupt steel supplier was not sustained and the issue was settled in September 2006 for $907 pre-tax, $558 after-tax. The provision for this accrual is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Demurrage claims that were asserted by rail service carriers were challenged by the Company and eventually settled for $335 pre-tax, $207 after-tax, in October 2006. The provision for this accrual is included in cost of sales in the accompanying condensed consolidated statements of operations.

The Company also recorded a valuation allowance of $243 against deferred tax assets of the Company's Mexican subsidiary. The valuation allowance was established because of losses incurred by this subsidiary in fiscal 2006. The provision for this accrual is included in the provision for income taxes in the accompanying condensed consolidated statements of operations. The provision for income taxes for fiscal 2006 included a beneficial tax adjustment of $1,488 related to tax credits in the State of Ohio and the provision for income taxes for fiscal 2005 included income tax benefits of $5,608 related to several tax issues that were resolved and reported during the second and third quarters of fiscal 2005.

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2642